Exhibit 23.2

                            James W. McLeod, P. Geo.
                                4590 Deodar Road
                     P.O. Box 3540 Silver Springs, NV 89429
                               Phone: 775 577-5393
                              jjmcleod@xplornet.com


U.S. Securities and Exchange Commission
450, 5th Street, NW
Washington, D.C. 20549

                                     CONSENT

1, James W. McLeod, P.Geo., am the author of a Report entitled "Review and Recommendations, Sky 1-4 Mineral Claims, Lido Quadrangle Area, Esmeralda County, Nevada, USA", dated June 20, 2008, prepared for Saguaro Resources, Inc.

This is to confirm that I consent to the references to myself in the Registration Statement filed with the United States Securities and Exchange Commission by Saguaro Resources, Inc. and with the summary of the information contained in the Sky 1-4 Project Report in the Registration Statement.

I also consent to being named as an expert in the Registration Statement filed by Saguaro Resources.

I also consent to Saguaro Resources, Inc. distributing copies of the Report to its shareholders or prospective investors, and to the disclosure of the Report on their website for electronic viewing.

Dated at Silver Springs, NV this 11th day of November, 2009.



                                      /s/ James W. McLeod
                                      --------------------------------
                                      James W. McLeod
                                      Consulting Geologist